FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FIRST QUARTER 2009 RESULTS

CRANBURY, New Jersey – (May 4, 2009) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading specialty phosphates producer in North America, today announced its financial results for the first quarter 2009.

First Quarter Results

  Net sales for the first quarter 2009 were $190.8 million, an increase of $28.3 million, or 17.4%, as compared to $162.5 million for the same period in 2008. Selling price increases had a positive effect on revenue of $124.8 million or 77% that occurred primarily in Purified Phosphoric Acid and Specialty Salts & Specialty Acids. STPP (sodium tripolyphosphate) & Other Products, which showed a net selling price increase, was negatively affected by declines in granular triple super-phosphate (GTSP) fertilizer co-product prices. The effects of volume and mix on revenue were $96.5 million, or negative 59%, and occurred primarily in Purified Phosphoric Acid and Specialty Salts & Specialty Acids. STPP & Other Products, which showed a net volume and mix decline, was positively affected by increased GTSP sales volumes which were slightly above an historical average quarter. Volume and mix effects on revenue were consistent across all reporting segments.
  Operating income for the first quarter 2009 was $55.3 million, an increase of $31.9 million, or 136%, versus $23.4 million for the comparable period in 2008. Included in the 2009 first quarter results was a net inventory re-pricing benefit of $6.1 million, as volumes sold at 2008 carrying costs were replaced by higher 2009 raw material costs.
  Depreciation and amortization for the first quarter 2009, excluding deferred financing amortization expense, was $11.6 million, a decrease of $0.9 million compared to $12.5 million for the first quarter of 2008.
  Net interest expense for the first quarter 2009, including deferred financing amortization expense, was $7.7 million, a decrease of $0.9 million versus $8.6 million for the comparable period in 2008.
  Tax expense for the first quarter 2009 was $17.1 million, an increase of $11.8 million versus $5.3 million for the comparable period in 2008.
  Net income for the first quarter 2009 was $30.2 million, an improvement of $20.9 million compared to $9.3 million for the same period in 2008.
  Diluted earnings per share for the first quarter 2009 were $1.39 compared to $0.43 for the first quarter of 2008.

  As of March 31, 2009, Innophos had $136.9 million of cash and cash equivalents. Net debt at the end of the first quarter 2009 was $191.6 million, a decrease of $65.6 million from $257.2 million at December 31, 2008. There were no borrowings under the Company’s revolving credit line at March 31, 2009. Capital expenditures for the first quarter 2009 were $3.1 million compared to $4.1 million for the first quarter 2008.

Randy Gress, CEO of Innophos, commented on the results, “With operating income at $55.3 million and net income at $30.2 million, first quarter 2009 results were strong, reflecting selling price increases put into place in 2008, although volume declines in the core business continue to indicate reduced demand caused by the economic crisis together with increased competitive pressure in all segments.

“Although at significantly reduced prices, the fertilizer market has begun to function, enabling us to clear excess GTSP co-product inventory sooner than forecasted, with a positive effect on cash flow during the first quarter. I am also pleased to note that strong cash generation across the business enabled us to decrease net debt to an all time low during the first quarter.

“We are currently experiencing pressure on selling prices as we drive to maintain our market share. Overall our focus continues to be on seeking greater operational and financial efficiencies with selective investment in order to maintain our strong leadership positions in our core business.”

Segment Results 1Q 2009 Versus 1Q 2008 United States

  Year on year quarterly net sales increased 31.6% due to higher prices across all product lines, most notably in Specialty Salts & Specialty Acids which exceeded lower volume and mix effects on revenue across all product lines, again most notably in Specialty Salts & Specialty Acids.
  Operating income increased by $36.3 million from $4.6 million in the first quarter of 2008 to $40.9 million in the first quarter of 2009. This improvement was driven by higher selling prices and lower operating expenses which exceeded the effects of higher raw material costs and unfavorable sales volume and mix.

Mexico

  Net sales decreased 5.6% versus the first quarter of 2008 due to lower volume and mix effects on revenue in Purified Phosphoric Acid and Specialty Salts & Specialty Acids which exceeded higher prices in both segments. STPP & Other Products were relatively flat on selling prices, volume and mix.
  Operating income decreased by $10.0 million, from $17.5 million in the first quarter of 2008 to $7.5 million in the first quarter of 2009, driven by the effects of higher raw material costs and unfavorable sales volume and mix partially offset by higher selling prices.

Canada

  Net sales increased 30.8% versus the same quarter in 2008 due to higher selling prices across all product lines which exceeded lower volume and mix effects on revenue across all product lines.
  Operating income increased by $5.5 million from $1.4 million in 2008 to $6.9 million in 2009 due to higher selling prices which exceeded the effects of higher raw material costs and unfavorable sales volume and mix.

Business Outlook

Considering the uncertainty around Mexican phosphate rock cost and operating levels, softer overall demand, greater competition and concern about the overall economic climate, management believes that reliable, specific operating income guidance cannot be provided for the full year 2009. On a sequential basis, management currently expects second quarter 2009 volumes, excluding GTSP fertilizer sales, to increase approximately 5% from those experienced in the first quarter, with Mexico operating rates unchanged. The Company expects its second quarter 2009 raw material cost structure to be $15-18 million higher than the first quarter due to higher phosphate rock costs in Mexico, the first quarter inventory re-pricing benefit and the mix of phosphoric acid supply in the United States. This increased cost will be offset somewhat by improved fixed cost containment.

Looking beyond the second quarter of 2009, overall volumes are uncertain and dependent on the depth and length of the recession and overall competitive intensity. Selling prices are expected to trend down throughout the year, and cost structure is expected to increase primarily due to increased phosphate rock costs affecting Mexico fully in the third quarter of 2009. Assuming sulfur market prices in Mexico remain at current levels and phosphate rock prices reflect the upper range management has determined to be reasonably possible outcomes of the rock arbitration proceedings, Innophos’ raw material costs for Mexico compared to the first quarter 2009 could then increase by approximately $20 million per quarter at approximately 50% of full capacity operations. The Company is partially mitigating its exposure to this upper range outcome by procuring phosphoric acid directly.

Baja California Sur Phosphate Rock Project

As previously disclosed, Innophos has sought out potential new sources of phosphate rock to lessen its dependence on outside suppliers. In the first quarter, Innophos obtained from the Mexican government in a qualified bidding process a 50 year phosphate mineral rights concession located at Santo Domingo, Baja California Sur. This site had previously reached development stage under a government sponsored program conducted in the early 1980’s, but the project was suspended in 1985 due to depressed phosphate rock prices. Innophos intends to explore this phosphate deposit and determine if resuming development is economically justified.

During the quarter the company also obtained a multi-year exclusive option to explore a privately held concession located in the vicinity of the Santo Domingo deposit. Earlier exploration of this concession indicated the presence of phosphorite mineral bearing similar characteristics to the Santo Domingo deposit which could potentially share common processing facilities with the Santo Domingo site.

Innophos currently estimates that full exploration costs to a proven reserves standard for the Santo Domingo deposit could require expenditures of $10-15 million over a three year period. This estimate includes mineral rights payments, taxes, mineral resource measurement, beneficiation process design and completion of feasibility studies. Full expenditures would only occur if interim milestone goals were successfully attained. It is estimated that 2009 and 2010 expenditures will be approximately $10 million, with efforts primarily focused on the Santo Domingo deposit. Innophos intends to seek one or more partners for these efforts, but anticipates no difficulties in completing the exploration phase without a partnership.

In conjunction with the Company’s overall supply diversification efforts, Innophos recently commissioned a phosphoric acid pilot plant at its Coatzacoalcos facility. The pilot plant will be used to develop phosphoric acid production processes for the concessions and other alternative sources of phosphate rock and MGA (agricultural grade acid) for use in the Company’s purified phosphoric acid production processes.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos' market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow
Innophos Holdings, Inc.	Breakstone Group
Investor Relations: (609) 366-1299 investor.relations@innophos.com	Maura Gedid 646-452-2335

Conference Call Details

The conference call is scheduled for Tuesday, May 5, 2009 at 10:00 am ET and can be accessed by dialing 888-860-0865 (U.S.) or 617-213-4853 (international) and entering passcode 75921822 Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 12:00 pm ET on May 5 and 1:00 pm ET on May 19, 2009. The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 57781182.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon first-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – First Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars in thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	March 31,	March 31,
	2009	2008
Net sales	$ 190,817	$ 162,538
Cost of goods sold	121,024	121,831
Gross profit	69,793	40,707
Operating expenses:
Selling, general and administrative	13,978	16,769
Research & development expenses	529	510
Total operating expenses	14,507	17,279
Operating income	55,286	23,428
Interest expense, net	7,721	8,620
Foreign exchange loss	415	290
Other income, net	(208)	(80)
Income before income taxes	47,358	14,598
Provision for income taxes	17,114	5,342
Net income	$ 30,244	$ 9,256

Diluted earnings per share	$ 1.39	$ 0.43

Diluted weighted average common shares outstanding	21,759,082	21,376,623

Dividends paid per share of common stock	$ 0.17	$ 0.17

Dividends declared per share of common stock	$ 0.17	$ 0.17

Segment Reporting – First Quarter

The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	March 31,	March 31,	Net Sales
	2009	2008	% Change
Segment Net Sales
United States	$ 122,185	$ 92,850	31.6%
Mexico	58,427	61,884	(5.6%)
Canada	10,205	7,804	30.8%

Total	$ 190,817	$ 162,538	17.4%

Segment Operating Income
United States	$ 40,871	$ 4,564
Mexico	7,517	17,510
Canada	6,898	1,354

Total	$ 55,286	$ 23,428

Segment Operating Income % of net sales
United States	33.5%	4.9%
Mexico	12.9%	28.3%
Canada	67.6%	17.4%

Price / Volume – First Quarter

The Company calculates pure selling price dollar variances as the selling price for the current period minus the selling price for the prior period, and then multiplies the resulting selling price difference by the prior period volume. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume/mix variance is calculated as the total sales variance minus the selling price variance.

The following table illustrates for the three months ended March 31, 2009 the percentage changes in net sales by reportable segment compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	88.0%	(56.4%)	31.6%
Canada	94.6%	(63.8%)	30.8%
Mexico	57.7%	(63.3%)	(5.6%)

The following table illustrates for the three months ended March 31, 2009 the percentage changes in net sales by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	103.4%	(103.0%)	0.4%
Specialty Salts and Specialty Acids	93.8%	(60.6%)	33.2%
STPP & Other Products	15.5%	(14.3%)	1.2%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)
	Three months ended
	March 31,	March 31,
	2009	2008
Cash flows from operating activities
Net income	$ 30,244	$ 9,256
Adjustments to reconcile net income to net cash provided
from (used in) operating activities:
Depreciation and amortization	11,597	12,541
Amortization of deferred financing charges	1,055	683
Deferred income tax provision (benefit)	430	(631)
Deferred profit sharing	(189)	190
Share-based compensation	542	401
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	5,295	(8,743)
Decrease (increase) in inventories	13,788	(16,890)
Decrease in other current assets	3,184	2,383
Increase (decrease) in accounts payable	360	(1,866)
Increase (decrease) in other current liabilities	4,643	(7,031)
Changes in other long-term assets and liabilities	861	(104)
Net cash provided from (used for) operating activities…	71,810	(9,811)
Cash flows from investing activities:
Capital expenditures	(3,051)	(4,086)

Net cash used for investing activities	(3,051)	(4,086)
Cash flows from financing activities:
Proceeds from exercise of stock options	371	31
Principal payments of term-loan	(54,000)	(500)
Revolver Borrowing	-	14,000
Dividends paid	(3,590)	(3,549)
Net cash (used for) provided from financing activities	(57,219)	9,982
Net change in cash	11,540	(3,915)
Cash and cash equivalents at beginning of period	125,328	15,661

Cash and cash equivalents at end of period	$ 136,868	$ 11,746

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	March 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$ 136,868	$ 125,328
Accounts receivable - trade	74,246	79,541
Inventories	131,522	145,310
Other current assets	37,000	40,184
Total current assets	379,636	390,363

Property, plant and equipment, net	223,662	230,422
Goodwill	51,706	51,706
Intangibles and other assets, net	54,756	55,713

Total assets	$ 709,760	$ 728,204

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current portion of long-term debt	$ 59,426	$ 72,613
Accounts payable, trade and other	26,719	26,359
Other current liabilities	49,151	44,482
Total current liabilites	135,296	143,454
Long-term debt	269,074	309,887
Other long-term liabilities	35,030	32,103
Total liabilities	439,400	485,444
Total stockholders' equity	270,360	242,760

Total liabilities and stockholders' equity	$ 709,760	$ 728,204

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt less cash and cash equivalents.